Exhibit 99.1
News Release
	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2015 FIRST QUARTER RESULTS

Strong Earnings Growth - Increased Revenue
Greater Efficiency - Improved Asset Quality

ITASCA, IL, April 21, 2015 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the first quarter of 2015. Net income for the first quarter of 2015 was $19.9 million, or $0.26 per share. This compares to $14.6 million, or $0.19 per share, for the fourth quarter of 2014, and $17.7 million, or $0.24 per share, for the first quarter of 2014.

"Performance for the quarter was solid and on plan," said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. "Quarterly earnings per share of $0.26 increased 8% from a year ago, largely reflective of our acquisitions of Great Lakes Bank and Popular Community Bank branches during the second half of 2014. The resulting revenue growth, aided by building sales momentum, contributed to our improved operating efficiency."

Mr. Scudder concluded, "As we look ahead, our priorities remain focused on strengthening our lines of business and efficiently growing and diversifying revenues. We remain sensitive to the expected rise in interest rates, which in turn will require balanced navigation of short term performance and competitive pressures. At the same time, our liquidity and strong core deposit foundation provide us with an advantage that we believe few others enjoy. As we look ahead, we have the opportunity to leverage this advantage along with our strong capital foundation to grow and produce enhanced returns for our shareholders."

SELECT HIGHLIGHTS
Solid Operating Performance

•	Increased earnings per share to $0.26, up 8% from the first quarter of 2014 and 37% from the fourth quarter of 2014.

•	Expanded top-line revenue to $111 million, up 17% from the first quarter of 2014.

•	Grew total loans, excluding covered loans, to nearly $7 billion at March 31, 2015, an increase of 18% from March 31, 2014 and 5% annualized from December 31, 2014.

•	Improved efficiency ratio to 64%, compared to 67% for the first quarter of 2014 and 66%, excluding acquisition and integration related expenses, for the fourth quarter of 2014.

•	Increased tax-equivalent net interest margin to 3.79%, up 18 basis points from the first quarter of 2014 and 3 basis points from the fourth quarter of 2014.

•	Grew fee-based revenue 14% from the first quarter of 2014.
Strong Capital, Liquidity and Improved Credit

•	Improved tangible common equity to tangible assets to 8.54%, up 13 basis points from December 31, 2014.

•	Increased dividends per share to $0.09, up 29% from $0.07 for the first quarter of 2014 and 13% from $0.08 for the fourth quarter of 2014.

•	Grew average core deposits to nearly $7 billion, up 19% from March 31, 2014 and 2% from December 31, 2014.

•	Reduced non-performing assets to $81 million, down 23% from March 31, 2014 and 11% from December 31, 2014.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$522,232	$398	0.31	$625,183	$527	0.33	$537,137	$382	0.29
Trading securities	17,694	24	0.54	18,100	88	1.94	17,470	28	0.64
Investment securities (1)	1,200,423	10,387	3.46	1,095,446	9,904	3.62	1,167,803	10,403	3.56
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank stock	37,822	357	3.78	36,209	342	3.78	35,161	335	3.81
Loans (1)(2)	6,740,399	74,186	4.46	6,545,967	73,371	4.45	5,722,457	61,518	4.36
Total interest-earning assets (1)	8,518,570	85,352	4.06	8,320,905	84,232	4.02	7,480,028	72,666	3.93
Cash and due from banks	124,730			126,317			111,500
Allowance for loan and covered loan losses	(73,484)			(74,686)			(86,726)
Other assets	891,925			859,633			777,685
Total assets	$9,461,741			$9,232,169			$8,282,487
Liabilities and Stockholders’ Equity:
Interest-bearing core deposits	$4,313,802	927	0.09	$4,144,391	984	0.09	$3,652,938	792	0.09
Time deposits	1,266,562	1,598	0.51	1,255,355	1,479	0.47	1,196,449	1,805	0.61
Borrowed funds	127,571	18	0.06	111,213	12	0.04	222,491	383	0.70
Senior and subordinated debt	200,910	3,144	6.35	194,137	3,015	6.16	190,949	3,015	6.40
Total interest-bearing liabilities	5,908,845	5,687	0.39	5,705,096	5,490	0.38	5,262,827	5,995	0.46
Demand deposits	2,312,431			2,339,298			1,928,289
Total funding sources	8,221,276			8,044,394			7,191,116
Other liabilities	125,703			115,093			75,969
Stockholders’ equity - common	1,114,762			1,072,682			1,015,402
Total liabilities and stockholders’ equity	$9,461,741			$9,232,169			$8,282,487
Tax-equivalent net interest income/margin (1)		$79,665	3.79		$78,742	3.76		$66,671	3.61
Tax-equivalent adjustment		(2,883)			(2,923)			(2,976)
Net interest income (GAAP)		$76,782			$75,819			$63,695

(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in comparing revenue from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income.
(2) Includes loans acquired through Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements ("covered loans") and a related FDIC indemnification asset.
For the first quarter of 2015, total average interest-earning assets rose $197.7 million from the linked quarter driven by loans acquired late in the fourth quarter of 2014 and purchases of investment securities. Compared to the first quarter of 2014, the $1.0 billion increase in total average interest-earning assets reflects the impact of loans and securities acquired during the second half of 2014 and solid organic loan growth over the course of the year.
Total average funding sources for the first quarter of 2015 increased $176.9 million from the fourth quarter of 2014 and $1.0 billion compared to the first quarter of 2014. The rise from both prior periods resulted mainly from acquisition activity. The decline in borrowed funds from the first quarter of 2014 was due to the prepayment of $114.6 million of FHLB advances during the second quarter of 2014.
Tax-equivalent net interest margin for the current quarter was 3.79%, increasing 3 basis points from the fourth quarter of 2014 and 18 basis points from the first quarter of 2014. Excluding acquired loan accretion income and interest rate swaps, tax-equivalent net interest margin was consistent with the fourth and first quarters of 2014.

Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			March 31, 2015 Percent Change From
	March 31, 2015	December 31, 2014	March 31, 2014	December 31, 2014	March 31, 2014
Service charges on deposit accounts	$9,271	$10,015	$8,020	(7.4)	15.6
Wealth management fees	7,014	6,744	6,457	4.0	8.6
Card-based fees	6,402	6,390	5,335	0.2	20.0
Merchant servicing fees	2,665	2,703	2,709	(1.4)	(1.6)
Mortgage banking income	1,123	812	1,115	38.3	0.7
Other service charges, commissions, and fees	2,166	2,700	1,413	(19.8)	53.3
Total fee-based revenues	28,641	29,364	25,049	(2.5)	14.3
Net securities gains (losses)	512	(63)	1,073	N/M	(52.3)
BOLI income	883	843	490	4.7	80.2
Other income	646	613	447	5.4	44.5
Net trading gains (1)	419	311	191	34.7	N/M
Total noninterest income	$31,101	$31,068	$27,250	0.1	14.1

N/M - Not meaningful.

(1) Net trading gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.
Total noninterest income of $31.1 million remained consistent compared to the linked quarter and grew 14.1% compared to the first quarter of 2014.
Total fee-based revenues increased 14.3% from the first quarter of 2014, reflecting growth across most categories. Higher levels of service charge volume, primarily from new customers acquired in the acquisitions completed during the second half of 2014, impacted the rise in service charges on deposit accounts. Sales to new and existing customers continued to drive the increase in wealth management fees. The rise in card-based fees reflects higher transaction volumes. Fee income generated by sales of capital market products to commercial clients and gains realized on the sale of leasing equipment contracts contributed to the increase in other service charges, commissions, and fees.
Total fee-based revenues decreased 2.5% from the fourth quarter of 2014 as growth in wealth management fees from new customer relationships and higher levels of mortgage banking income were more than offset by the normal seasonal decline in service charges on deposit accounts and other service charges, commissions, and fees. Seasonally lower volumes of non-sufficient funds transactions contributed to the decrease in service charges on deposit accounts.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			March 31, 2015 Percent Change From
	March 31, 2015	December 31, 2014	March 31, 2014	December 31, 2014	March 31, 2014
Salaries and employee benefits:
Salaries and wages	$32,331	$32,175	$27,197	0.5	18.9
Nonqualified plan expense (1)	463	465	186	(0.4)	N/M
Retirement and other employee benefits	7,922	7,660	6,108	3.4	29.7
Total salaries and employee benefits	40,716	40,300	33,491	1.0	21.6
Net occupancy and equipment expense	10,436	9,479	9,391	10.1	11.1
Professional services	5,109	6,664	5,389	(23.3)	(5.2)
Technology and related costs	3,687	3,444	3,074	7.1	19.9
Merchant card expense	2,197	2,203	2,213	(0.3)	(0.7)
Advertising and promotions	1,223	2,418	1,613	(49.4)	(24.2)
Net OREO expense	1,204	2,544	1,556	(52.7)	(22.6)
Cardholder expenses	1,268	1,036	1,014	22.4	25.0
Other expenses	6,817	7,446	5,927	(8.4)	15.0
Acquisition and integration related expenses	—	9,294	—	N/M	N/M
Total noninterest expense	$72,657	$84,828	$63,668	(14.3)	14.1
Efficiency ratio (2)	64%	66%	67%

N/M - Not meaningful.

(1) Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements and is substantially offset by earnings on the related assets included in noninterest income.
(2) The efficiency ratio expresses noninterest expense, excluding OREO expense, as a percentage of tax-equivalent net interest income plus total fee-based revenues, other income, net trading gains, and tax-equivalent adjusted BOLI income. In addition, acquisition and integration related expenses of $9.3million are excluded from the efficiency ratio for the fourth quarter of 2014. See the accompanying Supplemental Financial Information for details on the calculation of the efficiency ratio.
The efficiency ratio improved to 64% from 66% for the linked quarter, after excluding acquisition and integration related expenses incurred in the fourth quarter of 2014, and 67% for the first quarter of 2014. Likewise, total noninterest expense declined 3.8% from the fourth quarter of 2014, excluding acquisition and integration related expenses. The 14.1% rise in total noninterest expense compared to the first quarter of 2014 was substantially due to operating costs of the 21 banking locations acquired during the second half of 2014.
Salaries and wages increased compared to the first quarter of 2014 driven by additional salaries resulting from the acquisitions completed during 2014 and other salary expenses associated with growth and organizational needs.
Retirement and other employee benefits rose compared to the first quarter of 2014 due to the acquisitions completed during 2014 and comparatively higher incentive compensation expenses.
Net occupancy and equipment expense increased from the fourth quarter of 2014 driven by higher costs related to winter weather conditions and a rise in depreciation and real estate taxes related to the banking locations acquired in 2014. Compared to the first quarter of 2014, increases in occupancy costs from the acquired banking locations were partially offset by lower year-over-year weather related costs.
Professional services expense declined compared to the fourth quarter of 2014 as the Company incurred lower legal and loan remediation expenses, as well as lower costs to service our covered loan portfolio.
Technology and related costs increased compared to the first quarter of 2014 due primarily to greater processing expenses associated with operating the acquired banking locations.
Advertising and promotions expense decreased compared to both prior periods presented due to the timing of certain advertising costs.

Net OREO expense decreased compared to the fourth and first quarters of 2014 due to reduced valuation adjustments and higher net gains on sales of OREO properties.
Other expense decreased from the linked quarter due primarily to signage disposal costs recorded in the fourth quarter of 2014. Compared to the first quarter of 2014 the increase in other expense resulted primarily from additional FDIC premiums, other intangibles amortization, and other miscellaneous expenses related to the 2014 acquisitions.
LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			March 31, 2015 Percent Change From
	March 31, 2015	December 31, 2014	March 31, 2014	December 31, 2014	March 31, 2014
Commercial and industrial	$2,318,058	$2,253,556	$1,917,396	2.9	20.9
Agricultural	368,836	358,249	321,343	3.0	14.8
Commercial real estate:
Office	488,263	494,637	454,962	(1.3)	7.3
Retail	437,751	452,225	389,010	(3.2)	12.5
Industrial	517,548	531,517	504,122	(2.6)	2.7
Multi-family	560,800	564,421	337,332	(0.6)	66.2
Construction	191,104	204,236	181,012	(6.4)	5.6
Other commercial real estate	881,026	887,897	822,934	(0.8)	7.1
Total commercial real estate	3,076,492	3,134,933	2,689,372	(1.9)	14.4
Total corporate loans	5,763,386	5,746,738	4,928,111	0.3	16.9
Home equity	599,543	543,185	475,103	10.4	26.2
1-4 family mortgages	285,758	291,463	240,561	(2.0)	18.8
Installment	92,834	76,032	49,315	22.1	88.2
Total consumer loans	978,135	910,680	764,979	7.4	27.9
Total loans, excluding covered loans	6,741,521	6,657,418	5,693,090	1.3	18.4
Covered loans	62,830	79,435	122,387	(20.9)	(48.7)
Total loans	$6,804,351	$6,736,853	$5,815,477	1.0	17.0

Total loans, excluding covered loans, of $6.7 billion grew 5.1% on an annualized basis from December 31, 2014 and 18.4% from March 31, 2014. As of March 31, 2015, total loans, excluding acquired loans of $660.9 million and covered loans, grew $387.5 million, or 6.8%, from March 31, 2014. The majority of this loan growth from March 31, 2014 was driven by well-balanced growth distributed across the commercial and industrial, agricultural, multi-family, and consumer categories.
Growth from December 31, 2014 was concentrated within our commercial and industrial and agricultural loan categories and reflects the continued expansion into certain sector-based lending areas such as asset-based lending and healthcare. The rise in consumer loans reflects the purchase of $55.1 million of high quality, shorter-duration, floating rate home equity loans.

Asset Quality
(Dollar amounts in thousands)

	As of			March 31, 2015 Percent Change From
	March 31, 2015	December 31, 2014	March 31, 2014	December 31, 2014	March 31, 2014
Asset quality, excluding covered loans and covered OREO
Non-accrual loans	$48,077	$59,971	$64,217	(19.8)	(25.1)
90 days or more past due loans	3,564	1,173	4,973	203.8	(28.3)
Total non-performing loans	51,641	61,144	69,190	(15.5)	(25.4)
Accruing troubled debt restructurings (“TDRs”)	3,581	3,704	6,301	(3.3)	(43.2)
OREO	26,042	26,898	30,026	(3.2)	(13.3)
Total non-performing assets	$81,264	$91,746	$105,517	(11.4)	(23.0)
30-89 days past due loans	$18,631	$20,073	$12,861	(7.2)	44.9
Non-accrual loans to total loans	0.71%	0.90%	1.13%
Non-performing loans to total loans	0.77%	0.92%	1.22%
Non-performing assets to loans plus OREO	1.20%	1.37%	1.84%
Allowance for Credit Losses
Allowance for loan and covered loan losses	$70,990	$72,694	$80,632	(2.3)	(12.0)
Reserve for unfunded commitments	1,816	1,816	1,616	—	12.4
Total allowance for credit losses	$72,806	$74,510	$82,248	(2.3)	(11.5)
Allowance for credit losses to total loans	1.07%	1.11%	1.41%
Allowance for credit losses to loans, excluding acquired loans (1)	1.19%	1.24%	1.41%
Allowance for credit losses to non-accrual loans, excluding covered loans	139.62%	112.19%	110.28%
N/A - Not applicable.

(1) Acquired loans are recorded at fair value as of the acquisition date with no allowance for credit losses being established. As the acquisition adjustment is accreted into income over future periods, if meaningful credit deterioration occurs an allowance for credit losses will be established.
Total non-performing assets, excluding covered loans and covered OREO, decreased by $10.5 million, or 11.4%, from December 31, 2014 and $24.3 million, or 23.0%, from March 31, 2014. Lower levels of non-accrual loans, accruing TDRs, and OREO contributed to the decline compared to both prior periods presented. The improvement in non-accrual loans compared to December 31, 2014 was primarily related to the final resolution of a large commercial loan relationship originally identified in the third quarter of 2014, for which a specific reserve was then established.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2015	% of Total	December 31, 2014	% of Total	March 31, 2014	% of Total
Net loan charge-offs (1):
Commercial and industrial	$6,657	80.6	$1,217	58.8	$1,367	21.7
Agricultural	—	—	—	—	153	2.4
Office, retail, and industrial	(166)	(2.0)	143	6.9	1,025	16.2
Multi-family	24	0.3	476	23.0	89	1.4
Construction	(17)	(0.2)	(6)	(0.3)	503	8.0
Other commercial real estate	1,051	12.7	(247)	(11.9)	1,627	25.8
Consumer	479	5.8	342	16.5	1,890	29.9
Covered	228	2.8	146	7.0	(340)	(5.4)
Total net loan charge-offs	$8,256	100.0	$2,071	100.0	$6,314	100.0

Net loan charge-offs to average loans, annualized:	0.50%		0.13%		0.45%

(1) Amounts represent charge-offs, net of recoveries.
Total net loan charge-offs for the first quarter of 2015 reflect the remediation of three corporate relationships. Included was a charge-off related to the final resolution of a large commercial loan relationship originally identified in the third quarter of 2014, for which a specific reserve was then established. In addition, charge-offs were recorded on two classified corporate credits where changes in borrower circumstances dictated accelerated remediation.

CAPITAL MANAGEMENT

Capital Ratios
(Dollar amounts in thousands)

	March 31, 2015	December 31, 2014	March 31, 2014
Company regulatory capital ratios: (1)
Total capital to risk-weighted assets	11.23%	11.23%	12.20%
Tier 1 capital to risk-weighted assets	10.35%	10.19%	10.92%
Tier 1 common capital to risk-weighted assets	9.79%	N/A	N/A
Tier 1 leverage to average assets	9.32%	9.03%	9.53%
Company tangible common equity ratios (2)(3):
Tangible common equity to tangible assets	8.54%	8.41%	9.25%
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.68%	8.59%	9.49%
Tangible common equity to risk-weighted assets	9.51%	9.73%	10.67%

N/A - Not applicable.

(1) Basel III Capital Rules became effective for the Company on January 1, 2015. These rules revise the risk-based capital requirements and introduce a new capital measure, Tier 1 common capital to risk-weighted assets. As a result, ratios at March 31, 2015 are computed using the new rules and prior periods presented are reported using the regulatory guidance applicable at that time.
(2) Ratio is not subject to formal Federal Reserve regulatory guidance.
(3) Tangible common equity (“TCE”) represents common stockholders’ equity less goodwill and identifiable intangible assets. In management’s view, Tier 1 common capital and TCE measures are meaningful in assessing the Company’s use of equity and in facilitating comparisons with competitors. See the accompanying Supplemental Financial Information for details of the calculation of these ratios.
The Company's capital ratios increased from December 31, 2014, driven primarily by growth in retained earnings. The decline in capital ratios compared to March 31, 2014 resulted from the addition of risk-weighted and average assets, including goodwill and other intangible assets, related to acquisitions. These declines were partially offset by earnings and an increase in allowable deferred tax assets.
The Board of Directors approved a quarterly cash dividend of $0.09 per common share during the first quarter of 2015, which follows a dividend increase from $0.07 to $0.08 per common share during the second quarter of 2014.

About the Company
First Midwest, with assets of approximately $9.5 billion, is a premier relationship-based financial institution in the Chicago banking market and one of Illinois' largest independent publicly-traded banking companies. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of business, middle-market and retail banking and wealth management services to commercial and industrial, commercial real estate, municipal, and consumer customers through over 100 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest was recognized by J.D. Power as having the "Highest Customer Satisfaction with Retail Banking in the Midwest"* according to the 2014 Retail Banking Satisfaction StudySM. The Company website is www.firstmidwest.com.
* First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power 2014 Retail Banking Satisfaction StudySM. The Study is based on 80,445 total responses measuring 21 providers in the Midwest region (Iowa, Illinois, Kansas, Missouri, Minnesota, and Wisconsin) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed January 2014. Individual experiences may vary. Visit JDPower.com.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practice within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. This includes, but is not limited to, earnings per share, excluding acquisition and integration related expenses, top-line revenue (which includes interest income plus fee-based revenue), tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, the efficiency ratio, tangible common equity to tangible assets, tangible common equity, excluding other comprehensive loss, to tangible assets, and tangible common equity to risk-weighted assets. Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. See the accompanying Supplemental Financial Information for details on the calculation of these measures to the extent presented herein.
Forward-Looking Statements
This press release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "probable," "potential," "possible," "target," or "continue" and words of similar import. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and we caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this press release, and we undertake no obligation to update any forward-looking statements contained in this press release to reflect new information or events or conditions after the date hereof.
Forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, the performance of our loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, anticipated trends in our business, regulatory developments, acquisition transactions, including estimated synergies, cost savings and financial benefits of pending or consummated transactions, and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions. For a discussion of these risks, uncertainties and assumptions, you should refer to the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2014, as well as our subsequent filings made with the Securities and Exchange Commission. However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could adversely impact our business and financial performance.

Conference Call
A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, April 22, 2015 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10063529 beginning one hour after completion of the live call until 9:00 A.M. (ET) on April 29, 2015. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income
Press Release and Additional Information Available on Website
This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Consolidated Statements of Financial Condition
Unaudited
(Amounts in thousands)

	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Cash and due from banks	$126,450	$117,315	$198,544
Interest-bearing deposits in other banks	492,607	488,947	393,768
Trading securities, at fair value	18,374	17,460	17,774
Securities available-for-sale, at fair value	1,151,603	1,187,009	1,080,750
Securities held-to-maturity, at amortized cost	25,861	26,555	43,251
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	38,748	37,558	35,161
Loans, excluding covered loans	6,741,521	6,657,418	5,693,090
Covered loans	62,830	79,435	122,387
Allowance for loan and covered loan losses	(70,990)	(72,694)	(80,632)
Net loans	6,733,361	6,664,159	5,734,845
OREO, excluding covered OREO	26,042	26,898	30,026
Covered OREO	7,309	8,068	7,355
FDIC indemnification asset	8,540	8,452	15,537
Premises, furniture, and equipment, net	128,698	131,109	119,219
Investment in BOLI	207,190	206,498	193,673
Goodwill and other intangible assets	333,202	334,199	275,605
Accrued interest receivable and other assets	200,611	190,912	183,011
Total assets	$9,498,596	$9,445,139	$8,328,519
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,339,492	$2,301,757	$1,961,371
Interest-bearing deposits	5,575,187	5,586,001	4,855,386
Total deposits	7,914,679	7,887,758	6,816,757
Borrowed funds	131,200	137,994	223,699
Senior and subordinated debt	200,954	200,869	190,964
Accrued interest payable and other liabilities	135,813	117,743	76,674
Total liabilities	8,382,646	8,344,364	7,308,094
Stockholders’ Equity
Common stock	882	882	858
Additional paid-in capital	441,689	449,798	406,009
Retained earnings	912,387	899,516	866,132
Accumulated other comprehensive loss, net of tax	(12,805)	(15,855)	(19,772)
Treasury stock, at cost	(226,203)	(233,566)	(232,802)
Total stockholders’ equity	1,115,950	1,100,775	1,020,425
Total liabilities and stockholders’ equity	$9,498,596	$9,445,139	$8,328,519

Condensed Consolidated Statements of Income
Unaudited
(Amounts in thousands, except per share data)

	Quarters Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest Income
Loans	$73,397	$72,609	$60,940
Investment securities	8,293	7,743	8,005
Other short-term investments	779	957	745
Total interest income	82,469	81,309	69,690
Interest Expense
Deposits	2,525	2,463	2,597
Borrowed funds	18	12	383
Senior and subordinated debt	3,144	3,015	3,015
Total interest expense	5,687	5,490	5,995
Net interest income	76,782	75,819	63,695
Provision for loan and covered loan losses	6,552	1,659	1,441
Net interest income after provision for loan and covered loan losses	70,230	74,160	62,254
Noninterest Income
Service charges on deposit accounts	9,271	10,015	8,020
Wealth management fees	7,014	6,744	6,457
Card-based fees	6,402	6,390	5,335
Mortgage banking income	1,123	812	1,115
Other service charges, commissions, and fees	4,831	5,403	4,122
Net securities gains (losses)	512	(63)	1,073
Other income	1,948	1,767	1,128
Total noninterest income	31,101	31,068	27,250
Noninterest Expense
Salaries and employee benefits	40,716	40,300	33,491
Net occupancy and equipment expense	10,436	9,479	9,391
Professional services	5,109	6,664	5,389
Technology and related costs	3,687	3,444	3,074
Net OREO expense	1,204	2,544	1,556
Other expenses	11,505	13,103	10,767
Acquisition and integration related expenses	—	9,294	—
Total noninterest expense	72,657	84,828	63,668
Income before income tax expense	28,674	20,400	25,836
Income tax expense	8,792	5,807	8,172
Net income	$19,882	$14,593	$17,664
Diluted earnings per common share	$0.26	$0.19	$0.24
Dividends declared per common share	$0.09	$0.08	$0.07
Weighted average diluted common shares outstanding	76,930	75,131	74,159